Exhibit (99.3)

ISSN 1718-8369

Volume 4, number 1

July 17, 2009

AS AT APRIL 30, 2009

Budgetary balance

•	The monthly report as at April 30, 2009, reflects the results of the first month of fiscal year 2009-2010.

•

Consistent with the historical trend, a deficit is shown for the month of April. The reason for this is that at the beginning of the year, tax revenues are proportionately lower and program spending is made more quickly because of the allocation details of certain grants.

•

The deficit stands at $1.5 billion as at April 30, 2009, an increase of $644 million compared to April 30, 2008. This increase is attributable mainly to a payment of $321 million made in April 2009 to health and social services institutions whereas last year, this payment was made in May 2008.

•	The budgetary balance for the purposes of the Balanced Budget Act amounts to $1.6 billion, an increase of $643 million over April 2008.

SUMMARY OF CONSOLIDATED BUDGETARY TRANSACTIONS
(millions of dollars)	(Unaudited data)

	April			March 2009 Budget
	2008-2009 [1]	2009-2010	Changes	2009-2010	Forecast Growth %
BUDGETARY REVENUE
Own-source revenue	3,637	3,524	- 113	47,371	- 2.4
Federal transfers	1,161	1,258	97	14,841	6.6
Total	4,798	4,782	- 16	62,212	- 0.4
BUDGETARY EXPENDITURE
Program spending	- 5,278	- 6,002	- 724	- 59,989	4.5
Debt service	- 539	- 514	25	- 6,104	- 7.4
Total	- 5,817	- 6,516	- 699	- 66,093	3.3
NET RESULTS OF CONSOLIDATED ENTITIES [2]	162	233	71	355	—
DEFICIT	- 857	- 1,501	- 644	- 3,526	—
BALANCED BUDGET ACT
Generations Fund [3]	- 55	- 54	1	- 715	—
Budgetary reserve	—	—	—	295	—
BUDGETARY BALANCE FOR THE PURPOSES OF THE BALANCED BUDGET ACT	- 912	- 1,555	- 643	- 3,946	—

(1)              Revenues for 2008-2009 have been changed to reflect a change in the monthly estimation method of amounts receivable at the end of a period, for personal income tax and contributions to the Health Services Fund. This method is consistent with the one used for accumulated revenues at the end of a fiscal year.

(2)              Includes the net results of the non-budget-funded bodies, the special funds, the health and social services and the education networks, and the Generations Fund.

(3)              The budgetary balance for the purposes of the Balanced Budget Act excludes the results of the Generations Fund.

Budgetary revenue

•                  For the first month of fiscal year 2009-2010, budgetary revenue totals $4.8 billion, the same amount as in the same period in 2008-2009.

•                  Own-source revenue stands at $3.5 billion, $113 million less than as at April 30, 2008. This decline is attributable to:

•                  a decline of $58 million in own-source revenue excluding government enterprises, in particular on account of corporate taxes;

•                  a decline of $55 million in business revenue.

•                  Federal transfers amount to $1.3 billion for April 2009, an increase of $97 million compared to April 2008.

Budgetary expenditure

•                  For April 2009, budgetary expenditure amounts to $6.5 billion, an increase of $699 million compared to last year.

•                  Program spending rose by $724 million compared to 2008-2009 and stands at $6.0 billion. The most significant changes are in the Health and Social Services ($503 million), Economy and Environment ($77 million), and Education and Culture ($76 million) missions.

•                  Debt service amounts to $514 million, a decrease of $25 million compared to April 2008.

Consolidated entities

•                  As at April 30, 2009, the net results of consolidated entities show a surplus of $233 million, i.e. $71 million more than last year.

•                  Revenue dedicated to the Generations Fund amounts to $54 million.

Net financial requirements

•                  In April 2009, consolidated net financial requirements stand at $3.0 billion, an increase of $2.6 billion compared to April 2008.

•                  This increase is caused by additional needs of $644 million from budgetary transactions and $1 985 million from non-budgetary transactions.

CONSOLIDATED BUDGETARY AND FINANCIAL TRANSACTIONS
(millions of dollars)	(Unaudited data)

	April
	2008-2009	2009-2010	Changes
BUDGETARY REVENUE
Own-source revenue	3,637	3,524	- 113
Federal transfers	1,161	1,258	97
Total	4,798	4,782	- 16
BUDGETARY EXPENDITURE
Program spending	- 5,278	- 6,002	- 724
Debt service	- 539	- 514	25
Total	- 5,817	- 6,516	- 699
NET RESULTS OF CONSOLIDATED ENTITIES	162	233	71
DEFICIT	- 857	- 1,501	- 644
Generations Fund	- 55	- 54	1
BUDGETARY BALANCE FOR THE PURPOSES OF THE BALANCED BUDGET ACT	- 912	- 1,555	- 643
Generations Fund	55	54	- 1
CONSOLIDATED BUDGETARY REQUIREMENTS	- 857	- 1,501	- 644
Consolidated non-budgetary surplus (requirements)	479	- 1,506	- 1,985
CONSOLIDATED NET FINANCIAL REQUIREMENTS	- 378	- 3,007	- 2,629

CONSOLIDATED REVENUE FUND REVENUE
(millions of dollars)	(Unaudited data)

	April
			Changes
Revenue by source	2008-2009	2009-2010%
BUDGETARY REVENUE
Own-source revenue excluding government enterprises
Income and property taxes
Personal income tax	1,218	1,227	0.7
Contributions to Health Services Fund	480	475	- 1.0
Corporate taxes	351	186	- 47.0
Consumption taxes	958	1,058	10.4
Other sources	242	245	1.2
Total	3,249	3,191	- 1.8
Revenue from government enterprises	388	333	- 14.2
Total own-source revenue	3,637	3,524	- 3.1
Federal transfers
Equalization	669	696	4.0
Health transfers	320	345	7.8
Transfers for post-secondary education and other social programs	110	118	7.3
Other programs	62	99	59.7
Total federal transfers	1,161	1,258	8.4
TOTAL BUDGETARY REVENUE	4,798	4,782	- 0.3

CONSOLIDATED REVENUE FUND EXPENDITURE
(millions of dollars)	(Unaudited data)

	April
			Changes
Expenditures by mission	2008-2009	2009-2010%
BUDGETARY EXPENDITURE
Program spending
Health and Social Services	2,125	2,628	23.7
Education and Culture	1,413	1,489	5.4
Economy and Environment	951	1,028	8.1
Support for Individuals and Families	449	475	5.8
Administration and Justice	340	382	12.4
Total program spending	5,278	6,002	13.7
Debt service	539	514	- 4.6
TOTAL BUDGETARY EXPENDITURE	5,817	6,516	12.0

For information on this monthly report, contact Luc Monty at 418 691-2225.

The report is also available on the ministère des Finances du Québec website: www.finances.gouv.qc.ca.